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                                  EXHIBIT 5.5.1
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TFTG ANNOUNCES ECHEX INC., SIGNS AGREEMENT WITH MORGAN BEAUMONT, INC.
Monday January 10, 5:00 am ET

EDGEWATER, N.J.--(BUSINESS WIRE)--Jan. 10, 2005--Trimfast Group Inc. (TFTG) is pleased to announce eCHEX, Inc., has signed an agreement with Morgan Beaumont, Inc., a premier technology solution provider to the Stored Value and Debit Card market. Morgan Beaumont's proprietary load station technology will support the roll out of the eCHEX Stored Value MasterCard program.

Morgan Beaumont, Inc. (OTCBB: MBEU - News) is a Technology Solutions Company located in Sarasota, Florida. Morgan is one of the premier providers of Stored Value and Debit Card Solutions in the United States. The company acts as a MasterCard Third Party Processor (TPP). This company has developed a POS and PC based software that connects merchants with multiple Stored Value Processors and Issuing Banks, in addition to private transaction networks and IVR and CRM technology. IVR technology or Interactive Voice Recognition is proving to be basic need among small and large size companies. This service allows callers the ability to request information from, or conduct business with, an automated system by speaking into a telephone or inputting information through its keypad. The caller will hear a recorded voice providing information rather than a live attendant. This action benefits the using company because it allows them to serve a large number of clients simultaneously while providing clients access to their accounts and credits balances any hour of the day. This service also allows the issuing company more staff time for personalized tasks such as business calls or collection calls. In addition to their technology, Morgan has implemented a national network of Stored Value and Debit Card load stations located throughout the United States. To learn more about Morgan Beaumont, please visit http://www.morganbeaumont.com.

Morgan Beaumont CEO Cliff Wildes commented, "Morgan Beaumont is delighted to commence this initial rollout with eCHEX, a leading marketer of stored value programs to the Hispanic marketplace. It is exciting to offer the Hispanic marketplace customer base a convenient, secure and personalized financial product utilizing Morgan's proprietary technology. At the same time, this program demonstrates why Morgan Beaumont is rapidly becoming the technology standard and leader in the alternative financial solutions marketplace."

Madeleine Gestas, CEO of eCHEX, said, "We are excited about the launch of the eCHEX card. Unlike with many stored value card programs, the eCHEX program provides an end-to-end solution to ensure customer usage and loyalty. This solution includes a media campaign to drive traffic to stores, significant in-store support and consumer education, Morgan Beaumont's load platform technology, includes a set of features to keep users loyal."

Ken Hilowitz, Trimfast Group Inc. CEO and President stated "This agreement solidifies the end to end solution eCHEX has been after, we are very pleased the program is ready to roll out, and we are ecstatic that consumers will be offered a competitive advantage by using eCHEX for their money transfer requirements."

About Trimfast

Trimfast Group is an emerging growth company actively looking for additional mergers or acquisitions. These mergers or acquisitions will be targeted towards private companies with a significant ability for growth. This growth should provide a profit to both the Company and Trimfast shareholders.

For additional information about Trimfast Group, Inc. please contact Investor Relations at (973) 351-3868 or visit the company website at www.trimfastgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the forward looking matters discussed in this news release are subject to certain risks and uncertainties which could cause the Company's actual results and financial condition to differ materially from those anticipated by the forward-looking statements including, but not limited to, the Company's liquidity and the ability to obtain financing, the

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timing of regulatory approvals, uncertainties related to corporate partners or third-parties, product liability, the dependence on third parties for manufacturing and marketing, patent risk, copyright risk, competition, and the early stage of products being marketed or under development, as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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CONTACT:
     Trimfast Group, Inc.
     Stephen Taylor, 973-351-3868
     Stephtayl9@aol.com


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Source: Trimfast Group Inc.